DRESLIN FINANCIAL SERVICES

                                 March 27, 2004

Mr.  William  G.  Forhan,  President
Invicta  Group,  Inc.
9553 Harding Avenue
Miami Beach, Florida 33154

Dear Mr. Forhan:

Significant information that just recently became available to us resulted in our inability to conclude our examination of the accounts of the Company by March 30, 2004. We expect that this examination can be concluded within a period of one week.

If  I  can  provide  any  additional  information,  please  let  me  know.

Very  truly  yours,


DRESLIN FINANCIAL SERVICES


/s/ David G. Dreslin
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David G. Dreslin
Seminole, Florida